Exhibit 99.1
FOR IMMEDIATE RELEASE
For further information,
Contact:    Lani Jordan
(651) 355-4946
lani.jordan@chsinc.com

CHS to build fertilizer plant at Spiritwood, N.D.

ST. PAUL, MINN. (Sept. 5, 2014) – CHS Inc (NASDAQ: CHSCP, CHSCO, CHSCN), the nation’s leading farmer-owned cooperative and a global agriculture and energy business, announced today it will proceed with construction of a fertilizer manufacturing plant at Spiritwood, N.D.
The CHS Board of Directors approved final plans for the approximately $3 billion project at its September meeting. Groundbreaking will take place following completion of additional details, with the plant intended to be fully operational in the first half of calendar 2018. When complete, the plant will employ 160-180 people.
“With this decision, CHS is taking an important, strategic step on behalf of its member-owners by ensuring them a reliable domestic supply of nitrogen fertilizers essential to help farmers raise healthy, profitable crops to feed a growing global population,” said Carl Casale, CHS president and chief executive officer.
The fertilizer plant at Spiritwood will be the single largest investment in CHS history, as well as the single largest private investment project ever undertaken in North Dakota. “CHS is proceeding today as the plant’s sole investor,” said Casale. “However, because our owners’ interests are at the heart of what we do, we will always pursue ownership of strategic assets and partnerships that will help us continually add value to their businesses.”
Tim Skidmore, CHS executive vice president and chief financial officer, said, “CHS is a financially strong company with the balance sheet strength to undertake this significant investment. We believe this fertilizer plant will deliver solid returns on our owners’ investment in addition to providing them with an essential crop input.”
The CHS fertilizer plant will produce more than 2,400 tons of ammonia daily which will be further converted to urea, UAN and Diesel Exhaust Fuel (DEF). The majority of the nitrogen products from the plant will serve farmer-owned cooperatives and independent farm supply retailers within a 200-mile radius of the plant in the Dakotas, parts of Minnesota, Montana and Canada.
The plant will be located 10 miles northeast of Jamestown, N.D., on a 640-acre site near the Spiritwood Energy Park. When fully operational, it is expected to use an estimated 88,000 MM British thermal units/day of natural gas, 40 megawatts/day of electricity and 2,400-2,700 gallons/minute of water.
“Throughout plant construction and when operational, CHS is committed to stringent employee and community safety standards and has plans for a fully-trained, on-site emergency response team for fire and EMT services, along with an emergency response plan developed with community responders; and safety systems for fail-safe shutdown,” said Brian Schouvieller, CHS senior vice president, Ag Business.
CHS first announced its interest in building a fertilizer manufacturing plant in September 2012. In April 2014, the company postponed a final decision when construction and labor costs exceeded initial estimates. “Because of the size and scale of this investment, we needed to take the additional time to review costs and reassess areas where we could make modifications,” Casale said. “We are now fully prepared to proceed with an investment that will add tremendous value to our member-owners, and further expand our global crop nutrients business platform.”

CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.
This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management's estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2013, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.